EXHIBIT 2.1

ASSET PURCHASE AGREEMENT

by and between

ADEX MEDIA, INC.

and

BAY HARBOR MARKETING, LLC

August 29, 2008

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (“Agreement”) is entered into and made effective as of August 29, 2008 (“Effective Date”) by and between AdEx Media, Inc., a Delaware corporation (“Buyer”) and Bay Harbor Marketing, LLC, a California limited liability company (“Company”, and with Buyer, the “Parties” or individually “Party”).

RECITALS

WHEREAS, Company owns certain assets that it uses in the conduct of the Business (as defined below); and

WHEREAS, Buyer desires to purchase from the Company, and the Company desires to sell to Buyer, the Purchased Assets (as defined below), upon the terms and subject to the conditions of this Agreement.

NOW THEREFORE, in consideration of the respective covenants and promises contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

AGREEMENT

1. DEFINITIONS

As used herein, the terms below shall have the following meanings:

1.1 “Action” shall mean any action, claim, suit, litigation, proceeding, arbitral action, governmental audit, criminal prosecution, governmental investigation or unfair labor practice charge or complaint.

1.2 “Affiliate” shall have the meaning set forth in the Exchange Act.

1.3 “Ancillary Agreements” shall mean the ancillary agreements to be entered into in connection with the consummation of the transactions contemplated by this Agreement.

1.4  “Books and Records” shall mean (a) all records and lists pertaining to the Business, including records and lists of Company relating to the customers, suppliers or personnel of the Business, (b) all product, business and marketing plans of Company relating to the Business, and (c) all books, ledgers, files, reports, plans, drawings and operating records of every kind maintained by Company relating to the Business.

1.5 “Business” shall mean Company’s online marketing business, including but not limited to Company’s lead generation platforms, networks and programs, Company’s proprietary financial guides and all content therein, and all associated Proprietary Rights, which Buyer shall continue to operate subsequent to the Closing with the Purchased Assets.

1.6 “Business Day(s)” shall mean any day other than a Saturday, Sunday, national holiday or other day on which banks are generally closed in the State of California.

1.7 “Closing” and “Closing Date” shall have the meanings assigned to those terms in Section 3.1.

1.8 “Code” shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations thereunder.

1.9 “Contract” shall mean any agreement, contract, sub-contract, note, loan, evidence of indebtedness, lease, purchase order, letter of credit, indenture, security or pledge agreement, franchise agreement, undertaking, covenant not to compete, employment agreement, license, instrument, obligation or commitment to which the Company is a party or is bound, whether oral or written, that is necessarily related to one or more Purchased Assets or otherwise is material to the Business.

1.10 “Contract Rights” shall mean all rights and obligations of the Company under the Contracts.

1.11 “Copyrights” shall mean United States and foreign registered copyrights, copyright applications, and unregistered copyrights.

1.12 “Court Order” shall mean any judgment, writ, decision, consent decree, injunction, determination, ruling, or order of any federal, state or local court or governmental agency, department or authority that is binding on any person or its property under applicable law.

1.13 “Damages” shall mean damages, Liabilities, losses (including diminution in value), obligations, deficiencies, claims, demands, Taxes, fines, penalties, costs, and expenses of any kind or nature whatsoever (whether or not arising out of third-party claims), including interest, costs of mitigation, lost profits, attorneys’ fees and all amounts paid in investigation, defense, or settlement of any of the foregoing.

1.14 “Default” shall mean (a) a breach of or default under any Contract, (b) the occurrence of an event that with the passage of time or the giving of notice or both would constitute a breach of or default under any Contract, or (c) the occurrence of an event that with or without the passage of time or the giving of notice or both would (i) give rise to a termination, renegotiation or acceleration under any Contract, or (ii) give rise to a right of termination, renegotiation or acceleration under any Contract.

1.15 “Disclosure Schedule” shall mean a schedule executed and delivered by the Company to Buyer as of the date hereof that sets forth the exceptions to the representations and warranties contained in Section 4 and certain other information called for by this Agreement.  Unless otherwise specified, each reference in this Agreement to any numbered schedule is a reference to that numbered schedule that is included in the Disclosure Schedule.

1.16 “Encumbrance” shall mean any claim, lien, pledge, option, charge, easement, security interest (including any security interest filed pursuant to a financing statement in order to perfect and/or establish the priority of such security interest), deed of trust, mortgage, right-of-way, encroachment, building or use restriction, conditional sales agreement, encumbrance or other right of third parties, whether voluntarily incurred or arising by operation of law, and includes any agreement to give any of the foregoing in the future, and any contingent sale or other title retention agreement or lease in the nature thereof.

1.17 “Escrow Agent” means the escrow agent identified in the Escrow Agreement.

1.18 “Escrow Agreement” means the escrow agreement entered into by Buyer, the Company and the Escrow Agent, in the form attached hereto as Exhibit C.

1.19 “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

1.20 “Financial Statements” shall mean (i) the audited statement of results of operations of the Company and the Subsidiaries that covers the years ended December 31, 2006 and December 31, 2007, (ii) the audited balance sheets of the Company and the Subsidiaries as of December 31, 2006 and December 31, 2007, and (iii) the unaudited statements of results of operations of the Company and the Subsidiaries as of July 31, 2008.  The July 31, 2008, balance sheet is hereinafter referred to as the “Most Recent Balance Sheet” and July 31, 2008, is hereinafter referred to as the “Most Recent Balance Sheet Date.”

1.21 “GAAP” shall mean United States generally accepted accounting principles consistently applied.

1.22  “IT Assets” shall mean those Purchased Assets comprised of any computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines, and other information technology equipment, and all associated documentation.

1.23 “Knowledge” shall mean, with respect to the Company and the Subsidiaries, the knowledge of a particular fact, circumstance, event or matter in question of any manager, member, executive officer or director, or any employee having direct responsibility for the matter at issue (each, an “Entity Representative”).  Any such Entity Representative will be deemed to have knowledge of a particular fact, circumstance, event or other matter if (i) such Entity Representative has actual knowledge of the fact, circumstance or event or (ii) knowledge of such fact, circumstance or event would be obtained by reasonable inquiry under the circumstances.

1.24 “Liabilities” shall mean any direct or indirect liability, indebtedness, obligation, commitment, expense, claim, guaranty or endorsement of or by any person of any type, whether accrued, absolute, contingent, matured, unmatured or other.

1.25 “Material Adverse Effect” shall mean (a) with respect to the Business or the Purchased Assets, any material adverse effect or change in the condition (financial or other), business, results of operations, prospects, assets, Liabilities or operations of the Business and/or the Purchased Assets or on the ability of the Company to consummate the transactions contemplated hereby, or any event or condition that could, with the passage of time, constitute a material adverse effect or material adverse change, and (b) with respect to Buyer, any material adverse effect or change in the condition (financial or other), business, results of operations, prospects, assets, Liabilities or operations of Buyer or on the ability of Buyer to consummate the transactions contemplated hereby, or any event or condition that could, with the passage of time, constitute a material adverse effect or material adverse change.

1.26 “Member” shall mean those members of the Company set forth on Schedule A hereto.

1.27 “Ordinary Course of Business” or “Ordinary Course” or any similar phrase shall mean the ordinary course of the Business consistent with the Company’s past commercially reasonable business practice (including with respect to frequency and quantity).

1.28 “Patents” shall mean United States and foreign patents, letters patent, applications for any of the foregoing, all continuations, continuations in part, divisions, reissues, substitutions and extensions thereof, any and all rights corresponding thereto, and all inventions and discoveries that are or may be patentable.

1.29 “Permits” shall mean all licenses, registrations, certifications, permits, franchises, approvals, authorizations, consents or orders of, or filings with, any governmental authority, whether foreign, federal, state or local, or any other person, necessary or desirable for the present conduct of, or relating to the operation of the Business.

1.30 “Proprietary Rights” shall mean all Copyrights, Trademarks, Patents, technology rights and licenses, computer software (including any source or object codes therefor or documentation relating thereto, other than generally commercially available third party software (a) that has not been materially modified by Company, (b) for which Company can either freely assign its rights to a successor of Company or that Buyer may separately obtain on reasonable terms, and (c) that is either subject only to a shrink wrap license agreement, or is immaterial to the Business), Trade Secrets, franchises, know-how, inventions, website and other media and text content, whether copyrighted, copyrightable or otherwise, designs, specifications, plans, processes, drawings, mask works, utility models, URLs and Domain Names, protocols, moral rights, internal operating systems and intellectual property rights of Company, including the Owned Proprietary Rights and the Licensed Proprietary Rights; and any renewal, extension, reissue, continuation, or division rights, applications, and/or registrations for any of the foregoing.

1.31 “Purchased Assets” shall mean all rights, title and interest of the Company as of the Closing Date in and to the assets set forth on Schedule 2.1.

1.32 “Regulations” shall mean any laws, statutes, ordinances, regulations, rules, court decisions, principles of law, orders and other provisions of any foreign, federal, state or local government and any other governmental department or agency, including environmental laws, energy, motor vehicle safety, public utility, zoning, building and health codes, import and export laws, Foreign Corrupt Practices Act, and occupational safety and health and laws respecting employment practices, employee documentation, terms and conditions of employment and wages and hours.

1.33 “Representative” shall mean any officer, director, principal, attorney, agent, manager, member, employee or other representative.

1.34 “Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations thereunder.

1.35 “Subsidiary” shall mean any entity with respect to which the Company (or a subsidiary thereof) owns a majority of the voting securities or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors.

1.36 “Tax” and “Taxes” shall mean all taxes, charges, fees, levies or other assessments, including all net income, gross income, gross receipts, sales, use, VAT, service, service use, ad valorem, transfer, franchise, profits, capital stock, alternative or add-on minimum, estimated, license, lease, withholding, social security, payroll, employment, excise, estimated, severance, stamp, recording, occupation, real and personal property, gift, windfall profits or other taxes, customs duties, fees, assessments, or charges of any kind whatsoever, whether computed on a separate, consolidated, unitary, combined or other basis, together with any interest, fines, penalties, additions to tax or other additional amounts imposed thereon or with respect thereto imposed by any taxing authority (domestic or foreign).  The terms “Tax” and “Taxes” shall include any Liability of Company for the payment of any amounts of any of the foregoing types as a result of being a member of an affiliated, consolidated, combined, or unitary group, or being a party to any agreement or arrangement whereby Liability of Company for payment of such amounts was determined or taken into account with reference to the Liability of any other person.

1.37 “Trade Secrets” shall mean all know-how, trade secrets, confidential information, customer lists, software, technical information, data, process technology, plans, drawings, blue prints, designs, data compilations, research results, and other information.

1.38 “Trademarks” shall mean United States and foreign registered trademarks, registered service marks, trademark and service mark applications, unregistered trademarks and service marks, registered domain names, trade names, trade dress, designs, and general intangibles of a like nature, together with all goodwill related to the foregoing.

1.39 “URLs and Domain Names” shall mean all Internet uniform resource locators and domain names of Company and the Subsidiaries.

2. PURCHASE AND SALE OF PURCHASED ASSETS

2.1 Sale of Assets.  Upon the terms and subject to the conditions contained herein, at the Closing, Company shall sell, convey, transfer, assign, and deliver to Buyer, and Buyer shall purchase and acquire from Company, the Purchased Assets, free and clear of all Encumbrances, for the consideration specified below in Section 2.3.  Schedule 2.1 contains an accurate list and summary descriptions of all Purchased Assets.

2.2 No Assumption of Liabilities.  The Buyer shall not assume, shall have no obligation to pay, perform or discharge, and shall not otherwise be responsible for, any obligations or Liabilities of the Company, any Subsidiary or any Affiliates, whether arising out of occurrences prior to, on or after the Closing Date, including but not limited to any (a) Taxes of Company; (b) Liabilities with respect to employees of Company and their dependents and beneficiaries, including Liabilities with respect to violations of labor or immigration laws, with respect to employment agreements, with respect to any benefits or benefit programs, including accrued vacation time, and with respect to any Tax withholdings to the extent existing or arising at or prior to the Closing Date; (c) Liabilities for tort claims that are based on acts or events that occurred at or prior to the Closing Date; (d) Liabilities with respect to alleged or actual infringement of proprietary rights or other intellectual property rights of any third party in connection with any products developed, produced, manufactured, marketed, sold, or offered for sale by the Business, in each case, at or prior to the Closing Date; (e) Liabilities relating to or arising out of any Default occurring prior to or upon the Closing Date; (f) litigation or other matters set forth on Schedule 4.14; or (g) Liabilities related to any trade or creditor debt.

2.3 Purchase Price

2.3.1 Buyer will provide consideration for the Purchased Assets as follows:

(a) At the Closing, Buyer will pay Company the sum of Fifty Thousand Dollars ($50,000) (the “Cash Consideration”) less any amounts deducted and withheld pursuant to Section 2.5;

(b) At the Closing, Buyer will issue to Company fifty thousand (50,000) restricted shares of Buyer’s common stock (the “Closing Shares”), subject to Section 2.3.2;

(c) At the Closing, Buyer will issue to Dufficy one hundred fifty two thousand one hundred fifty one (152,151) restricted shares of Buyer’s common stock (the “Dufficy Shares”) in consideration for Dufficy’s assumption of certain outstanding unsecured obligations of the Company to certain Company creditors;

(d) At the Closing, Buyer will issue to Remington Partners, Inc. (“Remington”), a creditor of the Company, one hundred forty-seven thousand two hundred seventy-three (147,273) restricted shares of the Company’s common stock (the “Remington Shares”) in satisfaction in full of that certain outstanding obligation of the Company to Remington, evidenced by that certain Secured Promissory Note and Security Agreement dated May 24, 2007, by and between Company and Remington;

(e) At the Closing, Buyer and the Company will enter into the Escrow Agreement, pursuant to which Buyer will issue to the Escrow Agent a number of restricted shares of Buyer’s common stock (the “Earn Out Shares”) as follows and subject to Section 2.3.2:

(i) Buyer will deliver to the Escrow Agent a certificate, or certificates, representing one hundred fifty thousand (150,000) restricted shares of Buyer’s common stock in the name of the Company, to be held and distributed by the Escrow Agent in accordance with the terms of this Agreement and the Escrow Agreement.

(ii) During the sixty-day period (the “Earn Out Audit Period”) following the expiration of the period commencing on the Closing Date and terminating on the twelve-month anniversary of the Closing Date (the “Earn Out Period”), Buyer shall conduct and complete an internal audit of the aggregate revenues generated by the Business during the Earn Out Period.

(iii) If, at the conclusion of Buyer’s audit, the number of Earn Out Shares earned by the Company according to the Earn Out formula set forth on Schedule B (the “Earned Shares”) is greater than zero, then no later than ten days after the expiration of the Earn Out Audit Period (the “Earn Out Payment Date”), Buyer will instruct the Escrow Agent to release the Earned Shares from escrow and deliver the Earned Shares to the Company.  Buyer’s instruction of the Escrow Agent shall include a written instruction from Buyer to Buyer’s transfer agent, instructing such transfer agent to issue a new certificate in the amount of the Earned Shares to the Escrow Agent in the name of the Company.  Upon receipt of such instruction from Buyer, Escrow Agent shall promptly surrender the certificate(s) representing the Earn Out Shares to the Buyer’s transfer agent for cancellation together with the letter of instruction to issue a new certificate.  Promptly after Escrow Agent’s receipt of a certificate representing the Earned shares, Escrow Agent shall deliver such certificate to the Company.

(iv) If, at the conclusion of Buyer’s audit, the amount of the Earned Shares is zero, Buyer will instruct the Escrow Agent to surrender the certificate(s) representing the Earn Out Shares to the Buyer’s transfer agent for cancellation and the Company shall have no further interest in the Earn Out Shares.

2.3.2 The Closing Shares and the Earn Out Shares will be subject to a lockup and share release schedule as set forth on Schedule C.  The Company will enter into a Lock-Up and Share Release Agreement with the Buyer substantially in the form attached hereto as Exhibit A.

2.3.3 The Closing Shares, the Dufficy Shares, the Remington Shares and the Earn Out Shares (collectively, the “Shares”), along with the Cash Consideration, shall constitute the total purchase price (the “Purchase Price”) for the Purchased Assets.

2.3.4 Buyer shall issue share certificates (“Share Certificates”) evidencing the Shares as soon as reasonably practicable after Closing.  The Parties agree and acknowledge that the issuance of Share Certificates by Buyer is not a condition precedent to Closing.

2.4 Purchase Price Allocation.  The Purchase Price shall be allocated among the Purchased Assets in the manner determined by Buyer and as required by Section 1060 of the Code (the “Allocation”).  The Allocation shall be conclusive and binding upon Buyer and the Company for all purposes, and Buyer and the Company agree that all returns and reports and all financial statements shall be prepared in a manner consistent with (and Buyer and Company shall not otherwise file a Tax Return position inconsistent with) the Allocation unless required by the Internal Revenue Service (“IRS”) or any other applicable taxing authority.  Buyer shall provide the allocation to the Company as soon as reasonably practicable following the Closing Date.  Buyer and the Company shall each prepare and file on a timely basis with the IRS substantially identical initial and supplemental IRS Forms 8594 “Asset Acquisition Statements Under Section 1060” consistent with the Allocation.

2.5 Withholding.  Buyer shall be entitled to deduct and withhold from the Purchase Price such amounts as Buyer is required to deduct and withhold under the Code, or any provision of state, local, provincial or other tax law, with respect to the making of such payment. To the extent that amounts are so withheld by Buyer, such withheld amounts shall be treated for all purposes of this Agreement as having been paid and delivered to the Company.

3. CLOSING

3.1 Closing.  Unless this Agreement is earlier terminated, and subject to the satisfaction or waiver of each of the conditions set forth herein in writing executed by the Parties, the closing of the acquisition of the Purchased Assets (the “Closing”) shall be held at the offices of Bullivant Houser Bailey PC, 601 California Street, Suite 1800, San Francisco, CA 94108 on August 29, 2008, or on such other date as Buyer and the Company may mutually agree in writing (the “Closing Date”).  All transactions at the Closing shall be deemed to take place simultaneously, and no transaction shall be deemed to have been completed and no documents or certificates shall be deemed to have been delivered until all other transactions are completed and all other documents and certificates are delivered.

3.2 Closing Transactions.  Upon the terms and subject to the conditions set forth in this Agreement, following execution of this Agreement and simultaneously with the Closing:

3.2.1 To effect the sale and transfer referred to in Section 2.1, Buyer and Company shall execute and deliver or cause to be executed and delivered to the other Party, as applicable:

(a) one or more Bills of Sale, conveying in the aggregate all of the Company’s owned personal property included in the Purchased Assets;

(b) one or more Assignments of Contract Rights, to the extent necessary to assign in the aggregate all Contract Rights included in the Purchased Assets;

(c) one or more Trademark Assignments, in recordable form to the extent necessary to assign in the aggregate all Trademarks included in the Purchased Assets;

(d) one or more Domain Name Assignments, in recordable form to the extent necessary to assign in the aggregate all URLs and Domain Names included in the Purchased Assets; and

(e) such other instruments as shall be reasonably requested by Buyer to vest in Buyer title in and to the Purchased Assets in accordance with the provisions hereof.

3.2.2 Buyer shall deliver to the Company the Cash Consideration in accordance with Section 2.3.

3.2.3 Buyer shall issue to the Company the Closing Shares.

3.2.4 Buyer shall issue to Dufficy the Dufficy Shares.

3.2.5 Buyer shall issue to Remington the Remington Shares.

3.2.6 The Company shall file (where necessary) and deliver to Buyer all documents necessary, and shall have otherwise made any and all payments and taken any other actions necessary, to release the Purchased Assets from all Encumbrances, which documents shall be in form and substance reasonably satisfactory to Buyer.

3.2.7 The Company shall deliver to Buyer all third party consents required for the valid transfer of the Purchased Assets as contemplated by this Agreement.

3.2.8 The Company shall deliver to Buyer the Remington Payoff Letter.

3.2.9 The Company shall deliver to Buyer a Members’ Consent (“Members’ Consent”) signed by the Members of the Company holding membership interests in the Company constituting, in the aggregate, a Percentage Interest (as defined in the Company’s Operating Agreement) in the Company that is greater than sixty percent (60%), approving this Agreement and the asset purchase transaction contemplated hereby, and further authorizing the Managing Member of the Company to execute and deliver this Agreement and all additional documents required to be executed and delivered by and on behalf of the Company under this Agreement and to take such additional actions as may be reasonably necessary to close this transaction.

3.2.10 The Company shall deliver to Buyer a certificate signed by the managing Member of the Company (the “Seller Closing Certificate”), stating that (i) Buyer’s acquisition of the Company’s assets and the execution of this Agreement have been approved by the Members of the Company in accordance with the Company Organizational Documents; (ii) the Members of the Company have authorized Dufficy to execute this Agreement and all Ancillary Agreements on the Company’s behalf; (iii) the representations and warranties of the Company are true and correct in all material respects as of the Closing Date, as if made as of the Closing Date; and (iv) the covenants and agreements of the Company to be performed on or prior to the Closing have been duly performed in all material respects.

4. REPRESENTATIONS AND WARRANTIES OF THE COMPANY

4.1 Making of Representations and Warranties.  As a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated hereby and except as set forth on corresponding sections of the Disclosure Schedule, the Company hereby makes to Buyer the unqualified representations and warranties contained in this Article 4.

4.2 Organization and Qualifications of Company.  The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of California with corporate power and authority to conduct the Business in the manner and in the places where the Business is currently conducted or currently proposed to be conducted.  The copies of the Company’s Articles of Organization, as amended to date, certified by the Secretary of State of the State of California (the “Company Charter”), and of the Company’s other organizational documents, as amended to date (together with the Company Charter, the “Company Organizational Documents”), are complete and correct, and no amendments, restatements, supplements or modifications thereto are pending.  The Company is not in violation of any term of the Company Organizational Documents.  The Company is duly qualified or authorized to do business as a California limited liability company and is in good standing under the laws of California and each jurisdiction in which the conduct of the Business requires such qualification or authorization.

4.3 Authority of Company. The Company has full power and authority to enter into this Agreement and Ancillary Agreements and to carry out the transactions contemplated hereby or thereby.  The execution and delivery by the Company of this Agreement and, subject to requisite Member approval, the performance by the Company of this Agreement and the Ancillary Agreements and the consummation by the Company of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of the Company. Without limiting the generality of the foregoing, the Members of the Company, by a vote in accordance with the Company Organizational Documents, determined that the transactions contemplated by this Agreement are fair to and in the best interests of the Company and its Members. This Agreement has been duly and validly executed and delivered by the Company and constitutes, and each of the Ancillary Agreements, upon its execution and delivery by the Company, will constitute, a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to creditors rights generally, and is subject to general principles of equity.

4.4 The execution, delivery and performance by the Company of this Agreement or the Ancillary Agreements:

4.4.1 will not conflict with or violate any provision of the Company Organizational Documents or the charter, by-laws or other organizational document of any Subsidiary;

4.4.2 will not violate any applicable Regulations, including the laws of the United States and the State of California, or any state or other jurisdiction applicable to the Company or any Subsidiary or require the Company or any Subsidiary to obtain any approval, consent or waiver of, or make any notice to or filing with, any person or entity (governmental or otherwise) that has not been obtained or made, which would cause a Material Adverse Effect; and

4.4.3 will not result in a breach of, constitute a Default under, accelerate any obligation under, or give rise to a right of termination of any Contract, Permit, Court Order or arbitration award to which the Company or any Subsidiary is a party or by which the real or personal property of the Company or any Subsidiary is bound or affected, or result in the creation or imposition of any security interest or Encumbrance on any of Company’s assets.

4.5 Purchased Assets. The Company has and will transfer to Buyer good, valid and marketable title to the Purchased Assets and upon the consummation of the transactions contemplated hereby, Buyer will acquire good, valid and marketable title to all of the Purchased Assets, free and clear of any Encumbrances.  The Purchased Assets include all assets necessarily used in the Business as currently conducted or currently proposed to be conducted, as further set forth on Schedule 2.1.

4.6 Subsidiaries.  Each Subsidiary is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Each Subsidiary is duly qualified to conduct business and is in good standing under the laws of each jurisdiction in which the nature of its businesses or the ownership or leasing of its properties requires such qualification. Each Subsidiary has all requisite power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. The Company has delivered to the Buyer complete and accurate copies of the charter, by-laws or other organizational documents of each Subsidiary. No Subsidiary is in default under or in violation of any provision of its charter, by-laws or other organizational documents. All of the issued and outstanding shares of capital stock of each Subsidiary are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. All shares of each Subsidiary that are held of record or owned beneficially by either the Company or any Subsidiary are held or owned free and clear of any restrictions on transfer (other than restrictions under the Securities Act, as amended and state securities laws), claims, security interests, options, warrants, rights, contracts, calls, commitments, equities and demands.  There are no outstanding or authorized options, warrants, rights, agreements or commitments to which the Company or any Subsidiary is a party or which are binding on any of them providing for the issuance, disposition or acquisition of any capital stock of any Subsidiary. There are no outstanding stock appreciation, phantom stock or similar rights with respect to any Subsidiary. There are no voting trusts, proxies or other agreements or understandings with respect to the voting of any capital stock of any Subsidiary.  The Company does not control directly or indirectly or have any direct or indirect equity participation or similar interest in any corporation, partnership, limited liability company, joint venture or other business association or entity which is not a Subsidiary.

4.7 Financial Statements; Liabilities.

4.7.1 The Company has provided to Buyer true, complete and correct copies of the Financial Statements.  The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, fairly present the financial condition, results of operations and cash flows  of the Business as of the respective dates thereof and for the periods referred to therein and are consistent with the Books and Records.

4.7.2 As of the date hereof and as of the Closing Date, Company has not had and will not have any Liabilities relating to the Business or the Purchased Assets of any nature, whether accrued, absolute or contingent (including Liabilities as guarantor or otherwise with respect to obligations of others, or Liabilities for Taxes due or contingent or potential Liabilities relating to activities of Company with respect to the operation of the Business prior to the date hereof or the Closing, as the case may be, regardless of whether claims in respect thereof had been asserted as of such date), except Liabilities (i) stated or adequately reserved against on the Most Recent Balance Sheet or the notes thereto, (ii) incurred in the Ordinary Course of Business of the Company consistent with the terms of this Agreement since the Most Recent Balance Sheet Date or (iii) relating to future performance obligations under Contracts, none of which relates to any Default, breach of warranty, tort infringement, or violation of any Regulations or Court Orders or arose out of any Action.

4.8 Absence of Certain Changes.  Since the Most Recent Balance Sheet Date, there has not been:

4.8.1 Any change in the Business and its real or personal properties, assets, results of operations, financial condition, Liabilities, or prospects of the Company, which change by itself or in conjunction with all other such changes, whether or not arising in the Ordinary Course of Business, could have a Material Adverse Effect;

4.8.2 Any contingent Liability incurred by the Company as guarantor or otherwise with respect to the obligations of others or any cancellation of any material debt or claim owing to, or waiver of any material right of, the Company with respect to the operation of the Business;

4.8.3 Any Encumbrance placed on any of the Purchased Assets that remains in existence on the date hereof or will remain on the Closing Date;

4.8.4 Any Liability incurred by the Company in the Business other than Liabilities incurred in the Ordinary Course of Business consistent with the obligations under this Agreement (it being understood that claims relating to the failure to perform or the improper performance of services shall not be deemed to be incurred in the Ordinary Course of Business);

4.8.5 Any purchase, sale or other disposition, or any agreement or other arrangement for the purchase, sale or other disposition, of any of the real or personal properties or assets of the Company used in the Business other than in the Ordinary Course of Business;

4.8.6 Any damage, destruction or loss, whether or not covered by insurance, materially adversely affecting the Purchased Assets or the Business;

4.8.7 Any material dispute with employees or claim of unfair labor practices related to the Business; any change in the compensation payable or to become payable by the Company to any of its officers, managers, employees, agents or independent contractors involved in the operation of the Business; or any bonus payment or arrangement made to or with any of such officers, employees, agents or independent contractors;

4.8.8 Any payment or discharge of a material Encumbrance or Liability of the Company relating to the Business that was not shown on the Most Recent Balance Sheet or incurred in the Ordinary Course of Business thereafter;

4.8.9 Any Liability incurred by the Company to any of the directors, officers, managers  or employees of the Business, or any loans or advances made by Company to any of such directors, officers, managers or employees, except normal compensation and expense reimbursement or severance payable to officers or employees;

4.8.10 Any change in accounting methods or practices, credit practices or collection policies used by the Company;

4.8.11 Any other transaction relating to the Business entered into by the Company other than transactions in the Ordinary Course of Business;

4.8.12 Any change made or authorized in the Company Organizational Documents; or

4.8.13 Any grant of a license or sublicense of any rights under or with respect to any Proprietary Rights.

4.9 Proprietary Rights.

4.9.1 All Patents, Trademarks and Copyrights that are owned by the Company or any Subsidiary and used by the Company in the Business are listed on Section 4.9.1(a) of the Disclosure Schedule and hereinafter referred to as the “Owned Proprietary Rights.”  All Proprietary Rights (other than generally commercially available third party software (i) that have not been materially modified by the Company, and (ii) for which the Company can either freely assign its rights to a successor of the Company or that Buyer may separately obtain on reasonable terms, and (iii) that is either subject only to a shrink wrap license agreement, or is immaterial to the Business) that are either licensed to the Company or are otherwise used in the Business but are not owned by the Company are listed on Section 4.9.1(b) of the Disclosure Schedule and hereinafter referred to as the “Licensed Proprietary Rights.”

4.9.2 The Proprietary Rights are all of the intellectual property rights and proprietary rights that are necessary to operate and conduct the Business as currently conducted or currently proposed to be conducted by the Company.  All Proprietary Rights immediately prior to the Closing Date owned or licensed and available for use by the Company will be available to Buyer on and after the Closing Date on identical terms and conditions.

4.9.3 The Company has good, valid and marketable title to all of the Owned Proprietary Rights free and clear of any Encumbrances, and has the right to use, exploit, dispose of, license, sublicense, grant the right to sublicense, and distribute, without the payment of any fees, royalties or other payments all Owned Proprietary Rights.

4.9.4 All licenses and other agreements under which the Company has been granted or otherwise has the right to use any of the Licensed Proprietary Rights are in full force and effect, and there is no Default by the Company or any other party thereto.  The licensors under said licenses and other agreements have and had all requisite power and authority to grant the rights purported to be conferred thereby.  The Company has provided to Buyer complete and correct copies of all such licenses or other agreements, and any amendments thereto.  There are no payments due or that will become due after the Closing Date from the Company or Buyer under any of such licenses or other agreements that are individually or collectively material to the conduct or operation of the Business as currently conducted or currently proposed to be conducted, the non-payment of which by the Company or Buyer would either (i) cause a breach under any such license or other agreement, or (ii) have a Material Adverse Effect.

4.9.5 All Company-owned software has been exclusively developed either (i) internally by employees of Company working within the scope of their employment or (ii) by third parties pursuant to written work made for hire and/or assignment agreements placing ownership of such computer software with Company. True and complete copies of all such agreements have been made available to Buyer.

4.9.6 The conduct and operation of the Business, including with respect to any technology used or products developed, produced, sold or offered for sale by the Business, as currently conducted or currently proposed to be conducted and the use and exploitation by the Company of the Proprietary Rights in connection therewith, do not conflict with, infringe upon, or misappropriate the proprietary rights or other intellectual property rights of any third party.  The Company has not received notice of any claim or allegation by any third party alleging that, in connection with the conduct and operation of the Business as currently conducted or as currently proposed to be conducted, the Company has infringed or misappropriated any proprietary rights or other intellectual property rights of such third party, or contesting the validity, enforceability, ownership, exploitation, disposition, license, sublicense or distribution by the Company of any of the Proprietary Rights, and, to the Knowledge of the Company, no such claim has been threatened and there are no grounds for any such claim.

4.9.7 All of the Trademarks that have been registered or for which registrations have been applied for with the United States Patent and Trademark Office (or the corresponding offices of other jurisdictions) are currently in compliance with all requirements regarding post-registration filing of affidavits of use and incontestability and renewal applications, are valid and enforceable, and are not subject to any maintenance fees or Taxes on actions falling due within one hundred eighty (180) days after the Closing Date.  None of such Trademarks has been or is now involved in any opposition, invalidation, or cancellation proceeding and, to the Knowledge of the Company, no such actions are threatened with respect to any of such Trademarks.

4.9.8 The Company has taken all steps required in accordance with commercially reasonable business practices to establish and preserve its ownership of, and the validity and enforceability of, all Proprietary Rights with respect to the products, services and technology used in the Business.  The Company has required all professional and technical employees and all other employees having access to valuable non-public Proprietary Rights of the Company to execute written agreements under which such employees are required to convey all of their right, title and interest to the Company in all inventions and developments conceived or created by them in the course of their employment and to maintain the confidentiality of all such information of the Company. The Company has not made any such non-public Proprietary Rights available to any person other than employees of the Company, except pursuant to written agreements requiring the recipients to maintain the confidentiality of such information and appropriately restricting the use thereof.  No current or former employee, officer, director, manager or member has any rights to future royalty payments or any other fees from the Company or Buyer deriving from Buyer’s use or other exploitation of the Proprietary Rights.  Neither the Company nor any of the Members has Knowledge of any infringement, misappropriation or other unauthorized use, duplication or performance by others of any Proprietary Rights of Company with respect to the Business.

4.9.9 The Company is in compliance in all material respects with its privacy and security commitments, has not received any inquiries from any governmental agency regarding such commitments, has not received any complaints with respect to compliance with such commitments, and has not been rejected by any applicable certification organization which has reviewed such commitments or to which any such commitments have been submitted.

4.9.10 The Company owns exclusively or has the exclusive right to use, free and clear of all Encumbrances, the URLs and Domain Names.  All fees to maintain the URLs and Domain Names including registration, maintenance and prosecution fees, and all professional fees incurred in connection therewith, have been paid.  To the Knowledge of the Company, there are no defects in any Company-owned software which provides end user functionality on any of the URLs and Domain Names.

4.9.11 The Company’s material IT Assets operate and perform in all material respects in accordance with past performance, subject to reasonable scheduled and unscheduled downtime.  To the Knowledge of the Company, the IT Assets do not contain any “time bombs,” “Trojan horses,” “back doors,” “trap doors,” “worms,” viruses or other similar devices or effects that (i) enable or assist any person or entity to access without authorization the IT Assets or (ii) otherwise hinder operation of material functionality of the IT Assets except as disclosed in its documentation.  The Company has taken reasonable measures to protect the confidentiality of its trade secrets and confidential information contained within the IT Assets.  The Company has taken reasonable security measures to protect the operation of the material IT Assets consistent with industry practice. To the Knowledge of the Company, no person or entity has access to any IT Assets without proper authorization.

4.9.12 The Company owns exclusively or has the exclusive right to use, free and clear of all Encumbrances, any and all guides and other informational materials published and distributed by the Company (“Guides”), and the Company has obtained any and all Permits, licenses, certifications, approvals and or consents required in connection with the publication, distribution or dissemination of such Guides, including but not limited to approval and/or certification by FINRA, NASD and other regulatory oversight boards and bodies, and the Company has not received any notice from any third party or governmental entity regarding the failure of any such Guide to comply with relevant Laws or governing body/board/industry watch dog standards.

4.10 Contracts.

4.10.1 Section 4.10 of the Disclosure Schedule lists the following agreements (written or oral) to which the Company or any Subsidiary is a party as of the date of this Agreement:

(a) any agreement (or group of related agreements) for the lease of personal property from or to third parties providing for lease payments in excess of $1,000 per annum or having a remaining term longer than twelve (12) months;

(b)  any agreement (or group of related agreements) for the purchase or sale of products or for the furnishing or receipt of services that calls for performance over a period of more than one (1) year, that involves more than the sum of $10,000, or in which the Company or any Subsidiary has granted manufacturing rights, most favored nation pricing provisions or exclusive marketing or distribution rights relating to any products or territory or has agreed to purchase a minimum quantity of goods or services or has agreed to purchase goods or services exclusively from a certain party;

(c)  any agreement concerning the establishment or operation of a partnership, joint venture or limited liability company;

(d)  any agreement (or group of related agreements) under which it has created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) indebtedness (including capitalized lease obligations) involving more than $10,000 or under, which it has imposed (or may impose) a security interest on any of its assets, tangible or intangible;

(e)  any agreement for the disposition of any significant portion of the assets or business of the Company or any Subsidiary (other than sales of products in the Ordinary Course of Business) or any agreement for the acquisition of the assets or business of any other entity (other than purchases of inventory or components in the Ordinary Course of Business);

(f)  any agreement concerning confidentiality or noncompetition;

(g)  any employment or consulting agreement;

(h)  any agreement involving any current or former officer, director or member of the Company or an Affiliate thereof;

(i)  any agreement under which the consequences of a default or termination would reasonably be expected to have a Material Adverse Effect;

(j)  any agreement which contains any provisions requiring the Company or any Subsidiary to indemnify any other party (excluding indemnities contained in agreements for the purchase, sale or license of products entered into in the Ordinary Course of Business); and

(k)  any other agreement (or group of related agreements) either involving more than $10,000 or not entered into in the Ordinary Course of Business.

4.10.2 The Company has delivered to the Buyer a true, complete and accurate copy of each agreement listed in Section 4.10 of the Disclosure Schedule, except as otherwise indicated in such Section 4.10 of the Disclosure Schedule.  With respect to each agreement so listed: (i) the agreement is legal, valid, binding and enforceable and in full force and effect; (ii) for those agreements to which the Company is a party, the agreement is assignable by the Company to the Buyer without the consent or approval of any party (except as set forth in Sections 4.4 and 4.10 of the Disclosure Schedule) and will continue to be legal, valid, binding and enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing; (iii) neither the Company nor any Subsidiary nor any other party is in breach or violation of, or default under, any such agreement; and (iv) no event has occurred, is pending or is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute a breach or default by the Company or any Subsidiary or any other party under such agreement.

4.11 No Real Property. The Company does not own any real property.

4.12 Real Property Leases. Section 4.13 of the Disclosure Schedule lists all leases (the “Leases”). The Company has delivered to the Buyer complete and accurate copies of the Leases. With respect to each Lease:

4.12.1 such Lease is valid;

4.12.2 such Lease is assignable by the Company or a Subsidiary to the Buyer without the consent or approval of any party, except as set forth in Section 4.13 of the Disclosure Schedule, and such Lease will continue to be legal, valid, binding, enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing;

4.12.3 neither the Company nor any Subsidiary nor any other party, is in breach or violation of, or default under, any such Lease;

4.12.4 no event has occurred, is pending or is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute a breach or default by the Company or any Subsidiary or any other party under such Lease;

4.12.5 there are no disputes, oral agreements or forbearance programs in effect as to such Lease; and

4.12.6 neither the Company nor any Subsidiary has assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the leasehold or subleasehold.

4.13 Litigation.  Except as set forth on Section 4.14 of the Disclosure Schedule, the Company is not (a) subject to any outstanding Court Order, (b) a party or, to the Knowledge of the Company, threatened to be made a party to, and (c) to the Knowledge of the Company no facts exist which would give rise to or form the basis for any Action, in each instance that relates to or could affect the Business or the Purchased Assets.

4.14 Compliance with Laws.  The Company and its predecessors and Affiliates are in compliance with all applicable Regulations and Court Orders promulgated by any federal, state, municipal entity, agency, court or other governmental authority that apply to the Company in respect of the Business.

4.15 Inventory.  All inventory of the Company and the Subsidiaries, whether or not reflected on the Most Recent Balance Sheet, consists of a quality and quantity usable and saleable in the Ordinary Course of Business, except for obsolete items and items of below-standard quality, all of which have been written-off or written-down to net realizable value on the Most Recent Balance Sheet.  All inventories not written-off have been priced at the lower of cost or net realizable value on a first-in, first-out basis.  The quantities of each type of inventory, whether raw materials, work-in-process or finished goods, are not excessive in the present circumstances of the Company and the Subsidiaries.

4.16 Permits.  Except as set forth in Section 4.17 of the Disclosure Schedule, the Company and each Subsidiary has Permits required by applicable Regulations for the carrying on of its current operations.  Each such Permit was validly issued, is in full force and effect, and is not subject to appeal or challenge.  No suspension, cancellation or termination of any Permit is pending or threatened.  There is no Action, suit, proceeding, investigation, complaint or notice that is pending or threatened that challenges or questions the validity of any rights of the Company or any Subsidiary as holder under any Permit or the legal right of the Company or any Subsidiary to own, operate and conduct its Business, nor is the Company or any Subsidiary subject to any outstanding Court Order.

4.17 Powers of Attorney; Bank Accounts.  There are no outstanding powers of attorney executed on behalf of the Company or the Subsidiaries.  Section 4.18 of the Disclosure Schedule sets forth an accurate and complete list of the names and locations of all financial institutions at which the Company and each Subsidiary maintains accounts of any nature or safe deposit boxes and the names of all persons authorized to draw thereon.

4.18 Finder’s Fee.  Neither the Company, any Subsidiary nor any Member has incurred or become liable for any broker’s commission or finder’s fee relating to or in connection with the transactions contemplated by this Agreement.  A true and complete copy of any engagement letter pursuant to which any such broker’s commission or finder’s fee is payable has been made available to Buyer by the Company prior to the date of this Agreement.

4.19 Records; Copies of Documents.  The Company has made available for inspection and copying by Buyer and its counsel complete and correct copies of all documents referred to in this Article 4, in the Schedules delivered to Buyer pursuant to this Agreement, or pursuant to the due diligence checklist delivered by Buyer to the Company.

4.20 Transactions with Interested Persons.  Neither the Company nor any officer, director, manager or employee of Company owns directly or indirectly on an individual or joint basis any material interest in, or serves as an officer, director or manager in another similar capacity of, any competitor, supplier, or customer of the Business, or any organization which has a Contract or arrangement with the Company relating to the Business.

4.21 Tax Matters.

4.21.1 The Company has timely filed with the appropriate taxing authorities all declarations, reports, estimates, statements, schedules, information returns or other information or documents with respect to all Taxes of the Company, including any schedule or amendment thereto (collectively, “Tax Returns”), and will timely file any such Tax Returns required to be filed prior to or on the Closing Date.  All such Tax Returns are (or, in the case of Tax Returns and information not yet filed, will be when filed) complete and accurate in all material respects.

4.21.2 All Taxes, in respect of periods beginning before the Closing Date, have been timely paid by the Company, or will be timely paid by the Company, and the Company does not and will not have any Liability for Taxes in excess of the amounts so paid.

4.21.3 There are no Encumbrances for Taxes (other than Encumbrances for current Taxes not yet due and payable) on any of the Purchased Assets.  None of the Purchased Assets is property that is required to be treated for Tax purposes as being owned by any other person.

4.21.4 The Company has not received a ruling from any taxing authority or signed an agreement with any taxing authority that could reasonably be expected to have a Material Adverse Effect.

4.21.5 The Company has complied in all material respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445 and 1446 of the Code or similar provisions under any applicable state and foreign laws) and has, within the time and the manner prescribed by law, paid over to the proper governmental authorities all amounts so withheld.

4.21.6 There are no facts of which the Company has Knowledge which would constitute grounds for the assessment of any material amount of Taxes payable by the Company for any period ending on or prior to the Closing Date.

4.21.7 The Company is not subject to any Liability for Taxes (i) as a transferee or successor, (ii) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), (iii) by contract or (iv) otherwise, nor will Buyer be subject to any such Liability as a direct or indirect result of Buyer’s acquisition of the Purchased Assets.  The Company has paid all Taxes for which Buyer may be held liable as a successor to the Purchased Assets.

4.22 Guaranties.  Neither the Company nor any Subsidiary is a guarantor or otherwise liable for any liability or obligation (including indebtedness) of any other entity.

4.23 Environmental, Health, and Safety Matters.  The Company and each Subsidiary:

4.23.1 have complied in all material respects and are in material compliance with all Regulations having the force or effect of law, all Court Orders, all common law concerning public health and safety, worker health and safety, and pollution or protection of the environment, as now in effect (collectively, “Environmental, Health and Safety Requirements”);

4.23.2 have obtained, and at all times have complied and are in compliance with, all Permits currently required pursuant to Environmental, Health, and Safety Requirements for the operation of the Company and the Subsidiaries;

4.23.3 has not received any written or verbal, notice or other information regarding any actual or alleged violation of Environmental, Health, and Safety Requirements, or any liabilities or potential liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), including any investigatory, remedial or corrective obligations, relating to any of them arising under Environmental, Health, and Safety Requirements; and

4.23.4 has not treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or released any substance, including without limitation any hazardous substance, or owned or operated any property or facility (and no such property or facility is contaminated by any such substance), in a manner that has given or would give rise to liabilities, including any liability for response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees, pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”), the Solid Waste Disposal Act, as amended (“SWDA”) or any other Environmental, Health, and Safety Requirements.

4.24 Privacy Policies.  Section 4.25 of the Disclosure Schedule contains a complete list of all of Company’s privacy policies (the “Privacy Policies”) that are presently in effect and will be in effect on the Closing Date. The Company is in compliance with all of the terms, conditions and provisions of the Privacy Policies.  No Action is pending or, to the Knowledge of the Company, threatened in writing against the Company concerning any claim that the Company has violated the terms of any applicable privacy statement or similar policy published by Company.  The Company does not distribute “spyware” or “adware” in connection with the business it conducts which is in contravention of applicable laws or the Company’s privacy policies posted on the URLs and Domain Names.  For purposes of this Section 4.25, “spyware” means any software that gathers information regarding user online activity through the user’s Internet connection (i.e., without notice that such information may be gathered), other than information (i) reasonably gathered in connection with services or information provided by the Company to such users or (ii) that is not associated with personally identifiable information; and “adware” means any software that causes advertising to pop-up as a new window (over or under) on the user’s computer based on the user’s online activity or which is used to distribute spyware.

4.25 No Other Agreements to Sell the Purchased Assets.  Neither the Company nor any of its officers, directors, employees, manager, member or Affiliates have any commitment or legal obligation, absolute or contingent, to any other person or firm other than Buyer to sell, assign, transfer or effect a sale of any of the Purchase Assets.

4.26 Restricted Shares.  The Company acknowledges that the Shares are being issued hereunder pursuant to applicable exemptions from registration requirements under the Securities Act and applicable exemptions from the securities qualification requirements of state law, and that the Shares may not be resold or transferred unless an exemption from such registration and qualification requirements is available and unless any prospective transferee enters into a Lock-Up and Share Release Agreement with Buyer in substantially the form as set forth on Exhibit A.   the Company is in compliance with the requirements of Section 2.3.2.  The Company further understands and acknowledges that the Shares may not be resold pursuant to Rule 144, as promulgated by the Securities and Exchange Commission under the Securities Act, as amended, unless all of the conditions of such Rule 144 are met.  Notwithstanding the foregoing, the Company agrees not to effect any transfer or resale of the Shares unless and until:

4.26.1 The Company shall have notified Buyer of the proposed disposition of such shares and provided a written summary of the terms and conditions of the proposed disposition;

4.26.2 The Company shall have complied with all requirements of this Agreement and of the Lock-Up and Share Release Agreement applicable to the proposed disposition of such shares; and

4.26.3 The Company shall have provided Buyer with written assurances, in form and substance satisfactory to Buyer including an opinion of counsel, that the proposed disposition does not require registration of such shares under the Act or qualification under state securities laws of any applicable state, or all appropriate action necessary for compliance with the registration requirements of the Act or of any exemption from registration under the Act, and of qualification under applicable state law or exemption therefrom, has been taken.

Company further acknowledges that Buyer shall not be required to transfer on its books any of the Shares that have been sold or transferred in violation of the provisions of this Agreement or treat as the owner of any such Shares, or otherwise to accord voting or dividend rights, to any transferee to whom any such Shares have been transferred in violation of this Agreement.

4.27 Disclosure.  The representations, warranties and statements contained in this Agreement and in the exhibits and schedules hereto do not contain any untrue statement of a material fact, and, when taken together, do not omit to state a material fact required to be stated therein or necessary in order to make such representations, warranties or statements not misleading in light of the circumstances under which they were made.  To the Knowledge of the Company, there are no facts, including any Contract, which presently or are reasonably likely in the future to have a Material Adverse Effect that have not been specifically disclosed herein or in a schedule furnished herewith.

5. REPRESENTATIONS AND WARRANTIES OF BUYER

5.1 Making of Representations and Warranties.  As a material inducement to Company to enter into this Agreement and consummate the transactions contemplated hereby, Buyer hereby makes the representations and warranties to the Company contained in this Article 5.

5.2 Organization of Buyer.  Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

5.3 Authority.  Buyer has full power and authority to enter into this Agreement and to carry out the transactions contemplated hereby.  This Agreement constitutes the valid and legally binding obligation of the Buyer, enforceable in accordance with its terms and conditions, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to creditors rights generally, and is subject to general principles of equity.

6. COVENANTS

6.1 Further Assurances.  Upon the terms and subject to the conditions contained herein, the Company and Buyer shall, after the Closing Date, (a) use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement, (b) execute any documents, instruments or conveyances of any kind that may be reasonably necessary or advisable to carry out the transactions contemplated hereby, and (c) cooperate with each other in connection with the foregoing.  Without limiting the foregoing, the Company shall use its best efforts (i) to obtain all necessary waivers, consents and approvals from other parties to the Contracts (or portions of Contracts) to be assumed by Buyer, (ii) to obtain all necessary Permits as are required to be obtained under any Regulations, (iii) to give all notices to, and make all registrations and filings with third parties, including submissions of information requested by governmental authorities, and (iv) to fulfill all conditions of this Agreement.  In case at any time after the Closing any further action is necessary to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party.

6.2 Domain Name Registrations.  The Company shall, immediately or as soon as practicable following the Closing, take all necessary steps to update all Domain Name and URL registrations to reflect the Buyer as the current registrant and owner of such Domain Names and URLs.

7. CONDITIONS TO COMPANY’S OBLIGATIONS

The obligations of the Company to consummate the transactions contemplated hereby are subject to the satisfaction, in the sole discretion of the Company, on or prior to the Closing Date, of each of the following conditions, any of which may be waived in writing by the Company:

7.1 Representations, Warranties and Covenants.  All representations and warranties of Buyer contained in this Agreement shall be true and correct in all respects at and as of the date of this Agreement and at and as of the Closing Date.

7.2 Purchase Price.  The Company shall have received from Buyer the Cash Consideration and the Closing Shares as set forth in Section 2.3

8. CONDITIONS TO BUYER’S OBLIGATIONS

The obligations of Buyer to consummate the transactions contemplated hereby are subject to the satisfaction, in the sole discretion of Buyer, on or prior to the Closing Date, of each of the following conditions, any of which may be waived in writing by Buyer:

8.1 Representations, Warranties and Covenants; Closing Certificate; Members’ Consent.  All representations and warranties of Company contained in this Agreement shall be true and correct in all respects at and as of the date of this Agreement and at and as of the Closing Date, and Buyer shall have received the Members’ Consent required under Section 3.2.9 and the Seller Closing Certificate required under Section 3.2.10.

8.2 Remington Payoff Letter.  Company shall deliver to Buyer Remington’s executed agreement and acknowledgment of the settlement and payment in full of that certain outstanding obligation of the Company to Remington, evidenced by that certain Secured Promissory Note and Security Agreement dated May 24, 2007, by and between Company and Remington, in substantially the form attached hereto as Exhibit B  (the “Remington Payoff Letter”).

8.3 No Actions or Court Orders.  No Action by any governmental authority or other person shall have been instituted or threatened that questions the validity or legality of the transactions contemplated hereby and that could reasonably be expected (a) to materially damage the Purchased Assets or the Business if the transactions contemplated hereunder are consummated, including any Material Adverse Effect on the right or ability of Buyer to own, operate, possess or transfer the Purchased Assets after the Closing or (b) to materially damage the business or financial condition of Buyer if the transactions contemplated hereunder are consummated.  There shall not be any Regulation or Court Order that makes the purchase and sale of the Business or the Purchased Assets contemplated hereby illegal or otherwise prohibited.

8.4 Consents; Regulatory Compliance and Approval.  All Permits and waivers from governmental authorities and other parties necessary or appropriate for the consummation of the transactions contemplated hereby and for the operation of the Business by Buyer (including all required third party consents to the assignment of the Contracts or portions of Contracts to be assumed by Buyer) shall have been obtained.  Buyer shall be satisfied that all approvals required under any Regulations to carry out the transactions contemplated by this Agreement shall have been obtained and that the parties shall have complied with all Regulations applicable to this Agreement and the transactions contemplated hereby.

8.5 No Material Change.  Since the Most Recent Balance Sheet Date, there shall not have been any change in the condition (financial or other), business, results of operations, prospects, assets, Liabilities or operations of the Business or the Purchased Assets, that could have a Material Adverse Effect.

8.6 Employees; Independent Contractors.  Kevin Dufficy and Allison Skinner shall have entered into appropriate employment agreements, independent contractor agreements and/or Proprietary Information and Invention Agreements, as the case may be, with Buyer.

8.7 Audit.  A two (2) year audit (the “Audit”) of the Financial Statements of the Company shall have been agreed to be conducted by a Public Company Accounting Oversight Board (“PCAOB”) firm to be selected by the Company and approved by Buyer, such approval not to be unreasonably withheld, and all costs associated therewith to be paid by Buyer, and such Audit shall not have revealed any material adverse information regarding the Company or any Subsidiary and shall otherwise be acceptable to the Buyer in its sole reasonable discretion.

9. RIGHTS AND OBLIGATIONS SUBSEQUENT TO CLOSING

9.1 Books and Records; Tax Matters; Other Cooperation.

9.1.1 Books and Records.  Each Party shall cooperate with and make available to the other Party, during normal business hours, all Books and Records, information and employees (without substantial disruption of employment) retained and remaining in existence after the Closing that are necessary or useful in connection with any tax inquiry, audit, investigation or dispute, any litigation or investigation or any other matter requiring any such Books and Records, information or employees for any reasonable business purpose.

9.1.2 Tax Matters.  The Parties shall (i) each provide the other with such assistance as may reasonably be requested by either of them in connection with the preparation of any Tax Return, audit, or other examination by any taxing authority or judicial or administrative proceedings relating to Liability for Taxes, (ii) each retain and provide the other with any records or other information that may be relevant to such Tax Return, audit or examination, proceeding or determination, and (iii) each provide the other with any final determination of any such audit or examination, proceeding, or determination that affects any amount required to be shown on any Tax Return of the other for any period.  Without limiting the generality of the foregoing, the Parties shall each retain, until the applicable statutes of limitation (including any extensions) have expired, copies of all Tax Returns, supporting work schedules, and other records or information that may be relevant to such Tax Returns for all Tax periods or portions thereof ending on or before the Closing Date and shall not destroy or otherwise dispose of any such records without first providing the other party with a reasonable opportunity to review and copy the same.

9.1.3 Transition.  The Company shall not take any action that is designed or intended to have the effect of discouraging any actual or potential lessor, licensor, customer, supplier or other business associate of the Company from maintaining the same business relationship with Buyer after the Closing as it maintained with Company prior to the Closing.

9.2 Employee Matters.

9.2.1 All wages, salary, bonuses, severance payments and other compensation and accrued benefits (including accrued vacation and sick leave) owed to the Business Employees through the Closing Date shall be paid by Company.

9.2.2 Except as otherwise expressly provided herein, nothing in this Agreement shall confer upon any Business Employee any right with respect to continuance of employment by Buyer, nor shall anything interfere with the right of Buyer to terminate the employment of any Business Employee at any time, with or without cause, or restrict Buyer in the exercise of its independent business judgment in modifying any of the terms or conditions of employment of the Business Employees.  No provision of this Agreement shall create any third party beneficiary rights in any Business Employee, any beneficiary or dependents thereof, or any collective bargaining representative thereof, with respect to (i) the compensation, terms and conditions of employment and benefits that may be provided to any Business Employee by Buyer or under any benefit plan that Buyer may maintain or (ii) any of the transactions contemplated by this Agreement.

9.2.3 Company shall be responsible for providing continuation coverage as required by Section 4980B of the Code or similar state law (“COBRA”), under any group health plan maintained by Company, to the Business Employees and other qualified beneficiaries under COBRA with respect to such employees, who have a COBRA qualifying event (due to termination of employment with Company or otherwise) prior to or in connection with the transactions contemplated by this Agreement (the “Continuees”).  Company shall indemnify and hold Buyer harmless from any and all Damages incurred by Buyer as a result of (i) the failure of Company to comply with any of the requirements of COBRA, including applicable notice requirements, or (ii) any obligation imposed on Buyer to provide COBRA continuation coverage for any of the Continuees by reason of Company and members of its controlled group (as determined for purposes of COBRA) ceasing to maintain a group health plan.

9.2.4 Company shall be solely responsible for and shall hold Buyer harmless against any Liabilities related to Company’s classification and treatment of persons deemed by the IRS to be employees of the Company as independent contractors.

9.3 Survival of Representations, Etc.  Each of the representations, warranties, agreements, covenants and obligations herein and in each agreement, document, certificate, schedule and exhibit contemplated by this Agreement that are material, shall be deemed to have been relied upon by the other Party and shall survive the Closing regardless of any investigation and shall not merge in the performance of any obligation by any party hereto.

10. INDEMNIFICATION

10.1 Indemnification by Company.  Subsequent to the Closing Date, each of the Company and Subsidiaries shall indemnify and hold Buyer, its Affiliates, successors and assigns and persons serving as current and future officers, directors, partners, managers, stockholders, employees, attorneys and agents thereof (individually a “Buyer Indemnified Party” and collectively the “Buyer Indemnified Parties”) harmless from and against any Damages that may be sustained or suffered by any of them arising out of or based upon (a) any fraud, intentional misrepresentation or the cause or knowledge of a deliberate or willful breach of any representations, warranties or covenants of the Company under this Agreement or in any agreement, document, certificate, schedule or exhibit delivered pursuant hereto; or (b) any other breach of any representation, warranty or covenant of the Company under this Agreement or in any agreement, document, certificate, schedule or exhibit delivered pursuant hereto, or by reason of any Action asserted or instituted growing out of any matter or thing constituting a breach of such representations, warranties or covenants.

10.2 Indemnification by Buyer.  Buyer shall indemnify and hold the Company and persons serving as their officers, directors, partners, managers, members, employees and agents thereof (individually a “Company Indemnified Party” and collectively the “Company Indemnified Parties”) harmless from and against any Damages which may be sustained or suffered by any of them arising out of or based upon any breach of any representation, warranty or covenant made by Buyer in this Agreement or in any agreement, document, certificate, schedule or exhibit delivered by Buyer hereunder, or by reason of any claim, action or proceeding asserted or instituted growing out of any matter or thing constituting such a breach.

10.3 Indemnification Procedure.

The term “Indemnified Party” shall mean the Buyer Indemnified Party or Buyer Indemnified Parties or the Company Indemnified Party or Company Indemnified Parties, as the case may be, and the term “Indemnifying Party” shall mean the indemnifying party referred to herein.

10.3.1 The Indemnified Party shall use commercially reasonable efforts to mitigate any Damages in respect of which indemnity may be sought hereunder.  The Indemnified Party shall give written notice (the “Indemnification Notice”) to the Indemnifying Party within ninety (90) days after discovery by the Indemnified Party of any matters that may be reasonably expected to give rise to a claim for indemnification or reimbursement under this Agreement, specifying in reasonable detail the nature and estimated amount of the claim; provided, however, that failure to give such notice shall not affect the indemnification obligations of the Indemnifying Party hereunder in the absence of actual prejudice and then shall limit such obligations only to the extent of such prejudice.

10.3.2 With respect to any Action, proceeding or claim that is brought by a third party against an Indemnified Party, the Indemnified Party shall be entitled to select counsel of its choice.

10.3.3 The Indemnified Party shall cooperate fully in the defense of any such Action, proceeding or claim.  The Indemnified Party shall keep the Indemnifying Party reasonably informed at all times as to the status of the defense.  Neither the Indemnified Party nor the Indemnifying Party will consent to the entry of any judgment or enter into any settlement with respect to the third party claim without the prior written consent of the other party, which shall not be unreasonably withheld, delayed or conditioned.

11. MISCELLANEOUS

11.1 Fees and Expenses

11.1.1 .  Except as otherwise specified in this Agreement, each Party hereto shall pay its own legal, accounting, out-of-pocket and other expenses incident to this Agreement and to any action taken by such Party in preparation for carrying this Agreement into effect.  Notwithstanding anything in the foregoing to the contrary, the Company shall be responsible for any documentary and transfer taxes and any sales, use or other Taxes imposed by reason of the transfer of the Purchased Assets provided hereunder and any deficiency, interest or penalty asserted with respect thereto, shall file in a timely manner all Tax Returns relating to such Taxes and shall hold Buyer harmless for same.

11.2 Governing Law.  This Agreement (including any claim or controversy arising out of or relating to this Agreement) shall be governed by the law of the State of California without regard to conflict of law principles that would result in the application of any law other than the law of the State of California.

11.3 Entire Agreement.  This Agreement, including the schedules and exhibits hereto reflects the entire agreement of the Parties with respect to the subject matter hereof, and supersedes all previous written or oral negotiations, commitments and writings.  No promises, representations, understandings, warranties and agreements have been made by any of the parties hereto except as referred to in this Agreement, including the schedules and exhibits hereto.

11.4 Notices.  Any notice, request, demand or other communication required or permitted hereunder shall be in writing and shall be deemed to have been given if delivered or sent by facsimile transmission, upon receipt, or if sent by registered or certified mail, upon the sooner of the date on which receipt is acknowledged or the expiration of three (3) Business Days after deposit in United States post office facilities properly addressed with postage prepaid.  All notices to a Party will be sent to the addresses set forth below or to such other address or person as such Party may designate by notice to each other Party hereunder:

TO BUYER:	AdEx Media, Inc.
883 North Shoreline Blvd #A200
Mountain View, CA
Attention: Ben Zadik, Chief Financial Officer
Fax: 650-396-5400

With a copy to:	Eric K. Ferraro, Esq.
Bullivant Houser Bailey PC
601 California Street, Suite 1800
San Francisco, CA 94108-2823
Fax: 415-352-2701

TO COMPANY:	Bay Harbor Marketing, LLC
101 Nellen Avenue, Suite 201
Corte Madera, CA 94925
Attn: Kevin Dufficy

           Any notice given hereunder may be given on behalf of any party by its counsel or other authorized representatives.

11.5 No Third-Party Beneficiaries

11.5.1 .  This Agreement shall not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns.

11.6 Construction.  Buyer and the Company have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Nothing in the Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty made herein unless the Disclosure Schedule identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail. Buyer and the Company intend that each representation, warranty and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) that the Party has not breached shall not detract from or mitigate the fact that the party is in breach of the first representation, warranty or covenant.

11.7 Assignment.  Neither this Agreement nor any of the rights or obligations hereunder may be assigned by any Party without the prior written consent of the other Party; provided, however, that Buyer may, without consent, assign all such rights to any corporation, partnership, limited liability company or other entity that at any time controls, is controlled by or under common control with Buyer or to any entity that acquires substantially all of the assets of Buyer or survives any merger with Buyer.  Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns.

11.8 Captions.  The captions in this Agreement are for convenience only and shall not affect the construction or interpretation of any term or provision hereof.

11.9 Gender. The use of the masculine, feminine or neuter gender herein shall not limit any provision of this Agreement

11.10 Counterparts; Faxed Signatures.  For the convenience of the Parties hereto and to facilitate execution, this Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same document.  The Parties agree that signatures received by facsimile or scanned electronic transmission shall be deemed to be original signatures.

11.11 Amendments.  This Agreement may not be amended or modified, nor may compliance with any condition or covenant set forth herein be waived, except by a writing duly and validly executed by each party hereto, or in the case of a waiver, the party waiving compliance.

11.12 Cumulative Remedies.  All rights and remedies of either party hereto are cumulative of each other and of every other right or remedy such party may otherwise have at law or in equity, and the exercise of one or more rights or remedies shall not prejudice or impair the concurrent or subsequent exercise of other rights or remedies.

11.13 Publicity and Disclosures.  Neither the Company nor any Member shall issue any press release or public announcement relating to the subject matter of this Agreement without the prior written approval of Buyer.

11.14 Consent to Jurisdiction.  Each party hereto irrevocably and unconditionally (a) agrees that any suit, Action or other legal proceeding arising out of this Agreement shall be brought in any state court of general jurisdiction located in San Francisco County, California (or, if no such court has jurisdiction or accepts jurisdiction, in the United States District Court for the Northern District of California); (b) consents to the jurisdiction of any such court in any such suit, Action or proceeding; and (c) waives any objection that such party may have to the laying of venue of any such suit, Action or proceeding in any such court.

11.15  Attorney’s Fees.  If either party to this Agreement brings an Action to enforce its rights under this Agreement, the prevailing party shall be entitled to recover its costs and expenses, including reasonable attorneys’ fees and expenses, incurred by such party in connection with such Action, including any appeal of such Action.

[Signature Page Follows]

In Witness Whereof, the parties hereto have caused this Agreement to be duly executed on their respective behalf, by their respective officers thereunto duly authorized, all as of the day and year first above written.

AdEx Media, Inc. By: Name: Title:	Bay Harbor Marketing, LLC By: Name: ________________ Title: ________________

EXHIBIT A

LOCK-UP AND SHARE RELEASE AGREEMENT

EXHIBIT B

REMINGTON PAYOFF LETTER

EXHIBIT C

ESCROW AGREEMENT

SCHEDULE A

MEMBERS

	Number of Interests	Capital Contribution	Fully Diluted Ownership %
Kevin Dufficy 116 Monte Vista Avenue Larkspur, CA 94939	83,750	$26,000	63.17
Allison Skinner 50 Bryn Mawr Drive San Rafael, CA 94901	11,250	$25,000	8.49
Rick Boyce PO Box 1097 Ross, CA 94957	5,263	$25,000	3.97
Nick Pahade 5 Eric Court Lawrenceville, NJ, 08648	5,156	$25,000	3.90
Marc Heberling 186 Carlisle Way Benecia, CA 94510	5,000	$1,000	3.77
Stephen Potenza 1850 Urbana Way Sacramento, CA 95833	3,977	-	3.00
Peter Naylor 149 Sunset Ave Ridgewood, NJ 07450	3,900	$25,000	2.94
Debbie Wogan 204 East 90th street, Apt 3W New York NY 10128	3,900	$25,000	2.94
Dan Gregory 247 Rome Street Newark, NJ 07105	3,900	$25,000	2.94
Darian Heyman 60 Spear Street, 9th Floor San Francisco, CA 94105	3,900	$25,000	2.94
Bob Thompson 6312 Meadowridge Drive Santa Rosa, CA 95409	2,572	-	1.94
TOTAL	132,568		100.00%

v

SCHEDULE B

EARN OUT

12 Month Forecasted Net Business Revenue from Closing Date: $2,000,000

On the Earn Out Payment Date, as set forth in Section 2.3 of the Agreement, the Company shall receive up to 150,000 Earn Out Shares on a pro rata basis in accordance with the following:

If 12 month Net Business Revenue from Closing Date is $2,000,000 = 150,000 Earn Out Shares*

If 12 month Net Business Revenue from Closing Date is $0 = 0 Earn Out Shares

Earn Out to be paid if 12 month Net Business Revenue from Closing Date is between $0 and $2,000,000 shall be calculated pro-rata based on the above scale.

For example:

Earn Out to be paid if 12 month Net Business Revenue from Closing Date is $1,500,000 = 112,500 Earn Out Shares*

Earn Out to be paid if 12 month Net Business Revenue from Closing Date is $1,000,000 = 75,000 Earn Out Shares*

*   For any earn out to be paid, the Business must achieve a “Break Even Profit Margin” over the entire Earn Out Period. Break Even Profit Margin means, for purposes of this Earn Out Schedule, that the gross revenues attributable to the Business, less the direct costs of goods sold, direct headcount, direct contractor costs, and direct lease/office rental costs, must be equal to or greater than zero.

SCHEDULE C

LOCK-UP AND SHARE RELEASE SCHEDULE

Date                                                                                                Percent of Shares Released

12 month anniversary of Share issuance date                         20%

13 month anniversary of Share issuance date                         15%

14 month anniversary of Share issuance date                         15%

15 month anniversary of Share issuance date                         15%

16 month anniversary of Share issuance date                         15%

17 month anniversary of Share issuance date                         10%

18 month anniversary of Share issuance date                         10%

SCHEDULE 2.1

PURCHASED ASSETS

1.	Source Code & Database

2.	Customer List & Database

3.	Web Domains and Content

bhmarket.com
bayharborfinancial.com
bayharbornetwork.com
harborleads.com
money-rx.com
mylocaladvisor.org
vantageleads.com
toptenmistakes.org

4.	Financial Guides (FINRA-reviewed)

401k Rollovers
Annuities
Estate Planning
IRAs
Long Term Care Insurance
Retirement Planning

5.	Physical Assets

Computers
Dell Dimension 3000 (1) KEVIN
Dell Dimension 4100 (1)
Dell Dimension 4300 (1)
Dell Optiplex GX240 (2)
eMachine T5010 (1)
HP Vectra

Printers
Oki Data C5500 Color Laser
Canon Pixma Pro 9000

Monitors – Flat Panel
Viewsonic 19” (1)
Viewsonic 17” (1)
Dell 17” (1)
I-Inc 19” (1)
Norwood 17” (1)

Furniture
Executive “L” Desks (4)
Office Desks (4)
Cubicle Walls (20)
Chairs (20)
Executive Filling Cabinets (3)
Basic Filling Cabinets (8)
Telephones (6)
Office refrigerator (1)
Keyboards / Mice / Etc.

DISCLOSURE SCHEDULE

10712980.5

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